Exhibit 99.1

Report of Independent Auditors

To the Trustees and Shareholders of Industrial Logistics Properties Trust

We have audited the accompanying combined Statement of Revenues and Certain Expenses of GPT Properties for the year ended December 31, 2018, and the related notes to the combined financial statement.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the combined Statement of Revenues and Certain Expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the combined Statement of Revenues and Certain Expenses that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the combined Statement of Revenues and Certain Expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Statement of Revenues and Certain Expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined Statement of Revenues and Certain Expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined Statement of Revenues and Certain Expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined Statement of Revenues and Certain Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined Statement of Revenues and Certain Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined Statement of Revenues and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 1 of the GPT Properties for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting
As described in Note 1 to the combined financial statement, the combined Statement of Revenues and Certain Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of Industrial Logistics Properties Trust, and is not intended to be a complete presentation of GPT Properties’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Boston, MA
April 22, 2019

F-1

GPT Properties
Combined Statement of Revenues and Certain Expenses
(dollars in thousands)

Year Ended December 31, 2018
Revenues:
Rental income	$16,972
Tenant reimbursements and other income	3,953
Total revenues	20,925

Certain Expenses:
Real estate taxes	2,705
Other operating expenses	1,360
Total certain expenses	4,065

Revenues in excess of certain expenses	$16,860

The accompanying notes are an integral part of the Combined Statement of Revenues and Certain Expenses.

F-2

GPT Properties
Notes to the Combined Statement of Revenues and Certain Expenses
Year Ended December 31, 2018
(dollars in thousands)

Note 1. Organization and Summary of Significant Accounting Policies

Certain subsidiaries of GPT Operating Partnership, LP, owned and operated eight industrial properties located in the Indianapolis, Indiana and Cincinnati, Ohio market areas with an aggregate of approximately 4.2 million rentable square feet (unaudited), or the GPT Properties. On February 14, 2019, Industrial Logistics Properties Trust, or ILPT, completed its acquisition of seven of the eight GPT Properties for a purchase price of $249,500, excluding acquisition related costs. The acquisition of the remaining industrial property was completed on April 2, 2019 for a purchase price of $30,500, excluding acquisition related costs. ILPT assumed management and ownership responsibilities of the GPT Properties as of the respective acquisition dates.

The accompanying Combined Statement of Revenues and Certain Expenses, or the GPT Historical Summary, has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the statement is not representative of the actual operations for the period presented as it excludes certain historical expenses, such as depreciation and amortization, management fees, interest expense, amortization of above and below market leases and other costs not directly related to the future operations of the GPT Properties.

Use of estimates — Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires ILPT's management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental income — The leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the terms of the leases. Straight-line rent adjustments included in the statement of revenues and certain expenses totaled $388 for the year ended December 31, 2018.

Tenant reimbursements and other income — Reimbursements from tenants of real estate taxes and operating expenses are recognized when they become billable to the tenants.

Note 2. Operating Leases

The leases at the GPT Properties are generally for terms greater than two years and no more than ten years and provide for real estate tax and other operating expense reimbursements. These leases were assumed by ILPT when the GPT Properties were acquired. Minimum future rents receivable due under the leases in effect at December 31, 2018, excluding tenant reimbursements, are as follows:

Year	Minimum Future Rents
2019	$17,054
2020	17,397
2021	13,773
2022	9,241
2023	9,180
Thereafter	10,318
$76,963

Four tenants accounted for 71.6% of the GPT Properties' total revenues for the year ended December 31, 2018.

Note 3. Subsequent Events

ILPT's management has evaluated subsequent events through April 22, 2019, the date the GPT Historical Summary was available to be issued. There were no subsequent events that have occurred that would require disclosure in the GPT Historical Summary.

F-3